                                                                 EXHIBIT (a)(14)

                                  ENGAGE, INC.

                                SUPPLEMENT NO. 1
                             DATED JANUARY 21, 2003

                 TO THE OFFER TO EXCHANGE DATED JANUARY 6, 2003

                                ----------------

                         THE OFFER AND WITHDRAWAL RIGHTS
                       EXPIRE AT 5:00 P.M., EASTERN TIME,
                ON FEBRUARY 4, 2003, UNLESS THE OFFER IS EXTENDED

                                ----------------

         Engage, Inc. is offering its eligible employees the opportunity to exchange certain outstanding stock options for restricted shares of Engage common stock, which we refer to as "restricted stock." Shares of our common stock that are subject to options that are eligible for exchange will be exchanged for shares of restricted stock on a one-for-one basis, subject to elimination of any fractional shares covered by tendered options.

         We are making this offer upon the terms and subject to the conditions described in the Offer to Exchange, dated January 6, 2003 (the "Offer to Exchange"), the related Letter of Transmittal/Election to Exchange Form and this Supplement No. 1, dated January 21, 2003, to the Offer to Exchange ("Supplement No. 1").

         To the extent that any inconsistencies exist between Supplement No. 1 and the Offer to Exchange, Supplement No. 1 will govern.
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                             INTRODUCTORY STATEMENT

         The following information amends and supplements the Offer to Exchange. Pursuant to this Supplement No. 1, we are amending the following Sections of the Offer to Exchange (1) "Summary Term Sheet", (2) Section 2 "Purpose of the Offer", (3) Section 4 "Change in Election; Withdrawal Rights", and (4) Section 9 "Information About Us." Except to the extent expressly set forth below, this Supplement No. 1 does not alter the terms or conditions previously set forth in the Offer to Exchange, and should be read in conjunction with the Offer to Exchange.

I.       AMENDMENTS TO THE SUMMARY TERM SHEET.

         We are hereby amending and restating Questions 11, 12 and 39 contained in the Summary Term Sheet of the Offer to Exchange as follows:

         Q11.     WHY ARE ONLY U.S. EMPLOYEES ELIGIBLE?

                  Although we would have preferred to make the same offer to all of our employees worldwide, due to certain regulatory and tax issues, the offer is being limited to U.S. employees only. However, subject to our acceptance of the options tendered in this offer, we intend to grant additional options to our non-U.S. employees. These options will have an exercise price equal to the fair market value as of the date of grant.

         Q12.     IS THIS A REPRICING?

                  This is not a repricing in the sense that we are not simply resetting the exercise price of the options that you currently hold. Instead, you will receive restricted shares of our common stock on a one-for-one basis for the shares of common stock subject to eligible options that you exchange in the offer. However, this is considered a repricing of the options by the SEC. Accordingly, to the extent that our executive officers who are eligible to participate in the offer do participate, we will be required to disclose this information in our Annual Report on Form 10-K and our proxy statement as filed with the SEC.

         Q39.     DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY TENDERED OPTIONS?

                  You will also have the right to withdraw your tendered options at any time before the expiration date by executing and delivering a Notice of Withdrawal to our General Counsel. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Eastern time, on March 4, 2003, you may withdraw your tendered options at any time after March 4, 2003.

II.      AMENDMENT TO SECTION 2. PURPOSE OF THE OFFER.

         We are herby amending and restating the second paragraph of Section 2 "Purpose of the Offer" of the Offer to Exchange as follows:

                  "From time to time, we evaluate strategic opportunities that may arise, including strategic alliances and acquisitions or dispositions of assets. In addition, our Board of Directors currently consists of three members, two of whom are non-employee directors. From time to time we may seek to add qualified members to our Board of Directors. Subject to the foregoing, and except as otherwise disclosed in Question 11 and Section 9
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         of this Offer to Exchange or in future filings with the SEC, we presently have no definitive plans or proposals that relate to or would result in:"

III.     AMENDMENT TO SECTION 4. CHANGE IN ELECTION; WITHDRAWAL RIGHTS.

         We are herby amending and restating the first paragraph of Section 4 "Change in Election; Withdrawal Rights" of the Offer to Exchange as follows:

                  "You may withdraw the options you have elected to exchange at any time before 5:00 p.m., Eastern time, on February 4, 2003. If the offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Eastern time, on March 4, 2003, you may withdraw your tendered options at any time after March 4, 2003."

IV.      AMENDMENT TO SECTION 9. INFORMATION ABOUT US.

         We are herby amending and restating the information contained under the caption "Summarized Historical Consolidated Financial Information" in Section 9 "Information About Us" as follows:

SUMMARIZED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         Set forth below is selected summary historical consolidated financial information for the fiscal years ended July 31, 2002 and 2001 and the three months ended October 31, 2002 and 2001. This historical financial information has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2002 and our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2002 that we filed with the SEC. The information presented below should be read in conjunction with our consolidated financial statements and notes thereto. See Section 16 of this document for information about how to obtain copies of our SEC filings.

                                                            YEAR ENDED                THREE MONTHS ENDED
                                                     -------------------------    --------------------------
                                                       JULY 31,      JULY 31,     OCTOBER 31,    OCTOBER 31,
                                                         2001          2002          2001           2002
                                                     -------------------------    --------------------------
                                                              (in thousands, except per share data)
                                                                                         (unaudited)

Revenue ............................................ $    43,348     $ 21,407       $  6,658       $  3,730
Gross profit .......................................      14,825       (6,411)           521          1,054
Loss from continuing operations ....................    (235,028)     (92,350)       (14,910)        (5,709)
Net loss ...........................................  (1,277,003)     (91,896)       (14,910)        (4,972)

BASIC AND DILUTED NET LOSS PER SHARE
Loss from continuing operations .................... $     (1.21)    $  (0.47)      $  (0.08)      $  (0.05)
Net loss ...........................................       (6.56)       (0.47)         (0.08)         (0.04)

Ratio of earnings to fixed charges .................     1:4,722         1:25           1:36           1:10
Deficiency in earnings to cover fixed charges ...... $   236,110     $ 88,860       $ 14,597       $  5,186

                                                                     JULY 31,      JULY 31,      OCTOBER 31,
                                                                       2001          2002           2002
                                                                    ----------    ----------     -----------
                                                                                                 (unaudited)
Current assets .....................................                  $ 55,855     $ 23,060       $ 13,919
Non-current assets .................................                    76,982        4,087          3,050
Current liabilities ................................                    56,862       82,752         13,207
Non-current liabilities ............................                    41,266          417          1,409
Minority interest ..................................                     6,755           --             --

Book value per share ...............................                                              $   0.05